Exhibit 10.7

JPMorgan Chase Bank, National Association

London Branch

25 Bank Street

Canary Wharf

London E14 5JP

England

February 13, 2014

To: AMAG Pharmaceuticals, Inc.
1100 Winter Street
Waltham, Massachusetts 02451
Attention:	Mr. Frank E. Thomas: Executive Vice President, Chief Operating Officer
Telephone No.:	(617) 498-3377
Facsimile No.:	(617) 588-0475

Re:                             Additional Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and AMAG Pharmaceuticals, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  Certain defined terms used herein are based on terms that are defined in the Prospectus dated November 6, 2013, as supplemented by the Prospectus Supplement dated February 11, 2014 (as so supplemented, the “Prospectus”) relating to the Convertible Senior Notes due 2019 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 175,000,000 (as increased by up to an aggregate principal amount of USD 25,000,000 if and to the extent that the Underwriters (as defined herein) exercises its option to purchase additional Convertible Notes pursuant to the Underwriting Agreement (as defined herein)) pursuant to an Indenture for Senior Debt Securities to be dated February 14, 2014 (the “Base Indenture”), as supplemented by a Supplemental Indenture thereto to be dated February 14, 2014 (the “Supplemental Indenture”) between Counterparty and Wilmington Trust, National Association, as trustee (the Base Indenture as so supplemented, the “Indenture”).  In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern.  The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Supplemental Indenture which are also defined herein by reference to the Supplemental Indenture and (ii) sections of the Supplemental Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus.  If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation.  The parties further acknowledge that the Supplemental Indenture section numbers used herein are based on the draft of the Supplemental Indenture dated as of February 10, 2014, and if any such section numbers are changed in the Supplemental Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties.  Subject to the foregoing, references to the Supplemental Indenture herein are references to the Supplemental Indenture as in effect on the date of its execution and, if the Supplemental Indenture is amended

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43240

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 25 Bank Street, Canary Wharf, London, E14 5JP

Authorised and regulated by the Financial Services Authority following such date, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.                                      This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) U.S. Dollars (“USD”) as the Termination Currency, (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Counterparty and Dealer as if (w) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (x) (1) the “Threshold Amount” with respect to Dealer were three percent (3%) of shareholders’ equity of Dealer as of the Trade Date and (2) the “Threshold Amount” with respect to Counterparty were USD 15,000,000 (y) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language were added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable the party to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” and (iii) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date.  In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.                                      The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	February 13, 2014

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “AMAG”).

Number of Options:	25,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	50%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 36.9079.

Strike Price:	USD 27.0945

Premium:	USD 2,485,000

Premium Payment Date:	February 14, 2014

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.04(h) and Section 14.03 of the Supplemental Indenture.

Procedures for Exercise.

Conversion Date:

With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Supplemental Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Supplemental Indenture; provided that in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any Convertible Note surrendered for conversion in respect of which Counterparty has elected to designate (and such designation is accepted) a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 14.13 of the Supplemental Indenture (regardless of whether such financial institution delivers any amounts due in respect of such Convertible Note).

Free Convertibility Date:	May 15, 2018

Expiration Time:	The Valuation Time

Expiration Date:	February 15, 2019, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:

Notwithstanding Section 3.4 of the Equity Definitions, and subject to Section 9(h)(ii), on each Conversion Date a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated February 11, 2014 between Dealer and Counterparty (the “Base Call Option Confirmation”), shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised (the “Notice Deadline”) of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if the settlement method for the related Convertible Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Supplemental Indenture) of the related Convertible Notes (the “Specified Cash Amount”); provided that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date (the “Final Notice Deadline”) and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes; provided further, that notwithstanding the foregoing, any Notice of Exercise or Notice of Final Settlement Method and the related automatic exercise of the related Options shall be effective if given after the Notice Deadline or the Final Notice Deadline, as the case may be, but prior to 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day following such Notice Deadline or such Final Notice Deadline, as applicable, except that with respect to any Options in respect of which such Notice of Exercise or such Notice of Final Settlement Method, as the case may be, is delivered after such Notice Deadline or such Final Notice Deadline, as applicable, pursuant to this proviso, the Calculation Agent shall have the right (i) to postpone the Settlement Date and (ii) to adjust the number of Shares and/or amount of cash deliverable by Dealer with respect to such Options in a commercially reasonable manner as appropriate to reflect the additional costs and expenses (including trading losses) incurred by Dealer in connection with its hedging activities as a result of Dealer not having received such Notice of Exercise or such Notice of Final Settlement Method, as the case may be, on or prior to such Notice Deadline or such Final Notice Deadline, as applicable.

Valuation Time:

At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:

For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevant Settlement Method:	In respect of any Option:

(i)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Supplemental Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash

Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Supplemental Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:

If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that, for any Option exercised or deemed exercised hereunder on a Conversion Date occurring on or after the Free Convertibility Date, in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:

If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i)                                     cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)                                  Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that, for any Option exercised or deemed exercised hereunder on a Conversion Date occurring on or after the Free Convertibility Date, in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:

If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:

For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the

Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note, in each case, as determined pursuant to the terms of the Supplemental Indenture, multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page AMAG <equity> (or any successor thereto).

Valid Day:

A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:

A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:

On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page AMAG <equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable or is manifestly inaccurate, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i) if the related Conversion Date occurs prior to the Free Convertibility Date, the 80 consecutive Valid Days commencing on, and including, the third Valid Day following such Conversion Date;

provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 160 consecutive Valid Day period commencing on, and including, the third Valid Day immediately following such Conversion Date; or

(ii)                                  if the related Conversion Date occurs on or following the Free Convertibility Date, the 80 consecutive Valid Days commencing on, and including, the 82nd Scheduled Valid Day immediately prior to the Expiration Date; provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 160 consecutive Valid Days commencing on, and including, the 162nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:

Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in, and determined pursuant to, any Dilution Adjustment Provision, that would result in an adjustment under the Supplemental Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Supplemental Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Supplemental Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of Section 14.04(c) of the Supplemental Indenture or the fourth sentence of Section 14.04(d) of the Supplemental Indenture).

Method of Adjustment:

Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make an adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction corresponding to the adjustment(s) under the Supplemental Indenture; provided that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Supplemental Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided, further, that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Supplemental Indenture because the relevant Holder (as such term is defined in the Supplemental Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Dilution Adjustment Provisions:	Sections 14.04(a), 14.04(b), 14.04(c), 14.04(d) and 14.04(e) and Section 14.05 of the Supplemental Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:

Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Share Exchange Event” in Section 14.07 of the Supplemental Indenture.

Tender Offers:	Not Applicable

Consequence of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment, to the extent an analogous adjustment is made under the Supplemental Indenture, to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision.

If, in respect of any Merger Event to which the immediately preceding paragraph applies, the adjustments to be made in accordance with such paragraph would result in Counterparty being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in the immediately preceding paragraph, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to consummation of such Merger Event, have entered into such documentation containing agreements relating to “tacking” and “holding period” related considerations under U.S. securities law and credit exposure assumed by Dealer as the result Merger Event, as reasonably requested by Dealer that Dealer has determined, in its good faith, reasonable judgment, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under the immediately preceding paragraph, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, and regulatory requirements, and if such conditions are not met or if the Calculation Agent determines that no adjustment under the immediately preceding paragraph will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply to such Merger Event (as if Merger Event were as defined in Section 12.1(b) of the Equity Definitions).

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

Failure to Deliver:	Applicable

Hedging Disruption:

Applicable; provided that:

(i)                                   Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following three phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. For purposes of the immediately preceding sentence, a de minimis increase in the cost of acquiring, establishing, re-establishing, substituting, maintaining, unwinding or disposing of any transaction(s) or asset(s) that the Hedging Party deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction shall not give rise to a Hedging Disruption.”; and

(ii)                                Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable.

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.

Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent shall promptly provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any confidential or proprietary models or any confidential or proprietary information used by it for such determination or calculation.

5. Account Details.

(a)	Account for payments to Counterparty: To Be Advised

Account for delivery of Shares to Counterparty: To Be Advised

(b)	Account for payments to Dealer:

Bank:	JPMorgan Chase Bank, N.A.
ABA#:	021000021
Acct No.:	099997979
Beneficiary:	JPMorgan Chase Bank, N.A. New York
Ref:	Derivatives

Account for delivery of Shares from Dealer:

DTC 0060

6. Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: London

JPMorgan Chase Bank, National Association

London Branch
25 Bank Street
Canary Wharf
London E14 5JP
England

7. Notices.

(a) Address for notices or communications to Counterparty:

AMAG Pharmaceuticals, Inc.
Attention:	Frank Thomas: Executive Vice President, Chief Operating Officer
Telephone No.:	(617) 498-3377
Facsimile No.:	(617) 588-0475

(b) Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:	edg_notices@jpmorgan.com
edg_ny_corporate_sales_support@jpmorgan.com
Facsimile No:	1-866-886-4506

With a copy to:

Attention:	Santosh Sreenivasan
Title:	Managing Director, Head of Equity-Linked Capital Markets, Americas
Telephone No:	1-212-622-5604
Facsimile No:	1-212-622-6037

8.                                    Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Underwriting Agreement (the “Underwriting Agreement”), dated as of February 11, 2014, between Counterparty and J.P. Morgan Securities LLC, as representative of the Underwriters party thereto (the “Underwriters”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.  Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)                                 Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)                                 Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Counterparty’s Form 10-K filed on March 4, 2013, as amended, Form 10-Q filed on May 6, 2013, Form 10-Q filed on August 7, 2013, Form 10-Q filed on November 6, 2013 or Form 10-K filed on February 10, 2014, in each case, with the Securities and Exchange Commission, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)                                  No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)                                 Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)                                  Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)                                   Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)                                  To Counterparty’s knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(h)                                 Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(i)                                     Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Amendment Agreement (the “Amendment”) dated as of February 11, 2014 delivered by Counterparty to Dealer and entitled “Amendment to Rights Plan”; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and the Amendment has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms.

(j)                                    Neither the execution and delivery of the Amendment nor the incurrence or performance of obligations of Counterparty thereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Counterparty’s Form 10-K filed on March 4, 2013, as amended, Form 10-Q filed on May 6, 2013, Form 10-Q filed on August 7, 2013, Form 10-Q filed on November 6, 2013 or Form 10-K filed on February 10, 2014, in each case, with the Securities and Exchange Commission, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements or contracts of Counterparty or any of its subsidiaries.

9.                                    Other Provisions.

(a)                                 Opinions.  Counterparty shall deliver to Dealer an opinion of counsel (subject to customary qualifications, assumptions and exceptions), dated as of the Trade Date, with respect to the matters set forth in Sections 8(a), 8(b), 8(c), 8(i) and 8(j) of this Confirmation.  Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.  In addition, in connection with the entry into or consummation of any Inversion Transaction, Counterparty shall deliver to Dealer an opinion of counsel (subject to customary qualifications, assumptions and exceptions), dated as of the date of such Inversion Transaction, with respect to the matters set forth in Sections 8(a), 8(b), 8(c), 8(i) and 8(j) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”); provided that no such opinion shall be required in respect of the matters set forth in Sections 8(i) and 8(j) of this Confirmation if the issuer of the Shares following such Inversion Transaction does not have a rights plan, “poison pill” or similar agreement in effect.  “Inversion Transaction” means any Merger Event (as such term is defined in Section 12.1(b) of the Equity Definitions without regard to any amendment to such definition in this Confirmation), reincorporation of Counterparty, corporate inversion of Counterparty or similar transaction pursuant to which (x) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, (y) the Counterparty following such Merger Event, reincorporation of Counterparty or corporate inversion of Counterparty is organized in a jurisdiction other than the United States, any State thereof or the District of Columbia or (z) the Counterparty following such Merger Event, reincorporation of Counterparty, corporate inversion of Counterparty or similar transaction will not be a corporation.

(b)                                 Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 21,175,000 (in the case of the first such notice) or (ii) thereafter more than 590,000 less than the number of Shares included in the immediately preceding Repurchase Notice.  Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from commercially reasonable hedging activities or cessation of commercially reasonable hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing.  Counterparty shall not be liable to the extent that the Indemnified Person fails to notify Counterparty within a commercially reasonable period of time of any action commenced against it in respect of which indemnity may be sought hereunder.  In addition, Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)                                  Regulation M.  Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the Convertible Notes.  Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)                                 No Manipulation.  Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)                                  Transfer or Assignment.

(i)                                     Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)                             With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(r) of this Confirmation;

(B)                             Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)                             Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested and reasonably satisfactory to Dealer;

(D)                             Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)                              An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)                               Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)                             Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)                                Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent, to any third party (including, without limitation, any affiliate of Dealer) organized in the United States that has a rating at the time of such transfer or assignment for its long term, unsecured and unsubordinated indebtedness from either Standard and Poor’s Rating Group, Inc. or its successor (“S&P”) or Moody’s Investor Service, Inc. (“Moody’s”) (or, if both S&P and Moody’s ceases to rate such debt, by a substitute rating agency mutually agreed by Counterparty and Dealer) that is equal to or better than Dealer’s credit rating from such agency on the date hereof, or (B) with Counterparty’s consent, to any other third party (including, without limitation, any affiliate of Dealer) organized in the United States with a rating for its long term, unsecured and unsubordinated indebtedness from either S&P or Moody’s (or, if both S&P and Moody’s ceases to rate such debt, by a substitute rating agency mutually agreed by Counterparty and Dealer) that is equal to or better than Dealer’s credit rating from such agency at the time of the transfer; provided, in each case, that if such transfer or assignment would result in any tax withholding obligation of the transferee in respect of any tax and such withholding tax, without application of this sentence, would not be an Indemnifiable Tax, such tax shall be treated as an Indemnifiable Tax if such withholding tax obligation would not have applied to Dealer or such withholding tax would have been an Indemnifiable Tax of Dealer.  Without limiting the foregoing, no transfer or assignment by Dealer shall be permitted hereunder that would result in the occurrence of an Event of Default, Potential Event of Default or Termination Event.  If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 17.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party in accordance with the two, immediately preceding sentences on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  Dealer shall notify Counterparty of an Excess Ownership Position with respect to which it intends to seek a transfer or assignment as soon as reasonably practicable after becoming aware of such Excess Ownership Position.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).   The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of

Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding.  The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (other than any Form 13F, Schedule 13D or Schedule 13G filing under the Exchange Act) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)                             Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)                                   Staggered Settlement.  If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)                                   in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)                                the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date;

(iii)                             if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above; and

(iv)                            when specifying Staggered Settlement Dates pursuant to this Section 9(f), Dealer shall specify the fewest number of Staggered Settlement Dates as is practicable under the circumstances.

(g)                                  Role of Agent.  Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of JPMorgan (“JPMS”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

(h)                                 Additional Termination Events.

(i)                                   Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs that results in an acceleration of the Convertible Notes under the terms of the Convertible Notes as set forth in Section 6.02 of the Supplemental Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii)                                Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the Conversion Rate pursuant to Section 14.03 of the Supplemental Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Supplemental Indenture) shall constitute an Additional Termination Event as provided in this Section 9(h)(ii).  Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date (and Dealer shall use its reasonable efforts to designate such Early Termination Date so that the related payment hereunder in respect of the Make-Whole Conversion Options will occur on (or as promptly as reasonably practicable after) the related settlement for the conversion of the relevant Convertible Notes) with respect to the portion of this Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise minus the number of “Make-Whole Conversion Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options.  Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 14.03 of the Supplemental Indenture); provided that the amount of cash deliverable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options, multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 14.03 of the Supplemental Indenture), multiplied by

(3) the per Share opening price as displayed under the heading “Op” on Bloomberg page AMAG <equity> (or any successor thereto) on the date on which Shares are delivered upon conversion to Holders of the Convertible Notes corresponding to such Make-Whole Conversion Options over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.

(i)                                     Amendments to Equity Definitions.

(i)                                     Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)                                  Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)                                    Setoff.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(k)                                 Alternative Calculations and Payment on Early Termination and on Certain  Extraordinary Events.  If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:                                                                        If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:                                      A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:                                                                                The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:                                                             One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:                                                                                                                                                Applicable

Other applicable provisions:                                                                                         If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.  “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(l)                                     Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)                             Registration.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act (other than any such Hedge Shares that were, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144 under the Securities Act)), Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering of equity securities of similar size; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) of this paragraph shall apply at the election of Counterparty or (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any commercially reasonable adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement).

(n)                                 Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to either party by the other relating to such tax treatment and tax structure.

(o)                                 Right to Extend.  Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines (i) in its discretion, that such action is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) based on the advice of counsel, to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(p)                                 Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(q)                                 Securities Contract; Swap Agreement.  The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii)

each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(r)                                    Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)                                     promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)                                  promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event or Merger Event, Counterparty shall give Dealer written notice of the details of such adjustment.

(s)                                   Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(t)                                    Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(u)                                 Early Unwind. In the event the sale of the “Option Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(v)                                 Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section

5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(w)                               Inversion Transaction.  Counterparty shall not enter into or consummate any Inversion Transaction unless the successor Counterparty immediately following such Inversion Transaction repeats to Dealer immediately following such Inversion Transaction the representations and warranties set forth in Sections 8(a), 8(b), 8(c), 8(i) and 8(j) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”).  Notwithstanding anything to the contrary in this Confirmation if Counterparty enters into or consummates any Inversion Transaction pursuant to which Counterparty following such Inversion Transaction is organized under the laws of a jurisdiction other than the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom, then such Inversion Transaction shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.  If, at any time following the occurrence of any Inversion Transaction, Dealer reasonably determines in its good faith judgment that (x) such Inversion Transaction has had a material adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer would incur an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee (other than brokerage commissions and excluding (I) any de minimis increased amount of tax, duty, expense or fee and (II) any such increased amount that is incurred solely due to the deterioration of the creditworthiness of Dealer), to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (each of the events described in clause (x) and clause (y) above, an “Inversion Event”), then, in either case, Dealer shall give prompt notice to Counterparty of such Inversion Event.  Concurrently with delivering such notice, Dealer shall give notice to Counterparty of a commercially reasonable Price Adjustment that Dealer determines, in its good faith, commercially reasonable judgment, appropriate to account for the economic effect on the Transaction of such Inversion Event and provide Counterparty with supporting documentation for such Price Adjustment (unless Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, in which case Dealer shall so notify Counterparty).  Unless Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, within two Scheduled Trading Days of receipt of such notice, Counterparty shall notify Dealer that it elects to (A) agree to amend the Transaction to take into account such Price Adjustment or (B) pay Dealer an amount determined by Dealer (and in respect of which Dealer has provided to Counterparty supporting documentation) that corresponds to such Price Adjustment (and, in each case, Counterparty shall be deemed to have repeated the representation set forth in Section 8(f) of this Confirmation as of the date of such election).  If Counterparty fails to give such notice to Dealer of its election by the end of that second Scheduled Trading Day, or if Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (1) Counterparty shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.  For the avoidance of doubt, the parties hereto agree and acknowledge that the occurrence of an Inversion Event shall not preclude the occurrence of one or more additional, subsequent Inversion Events, it being understood and agreed that any Price Adjustment described in clause (A) above and/or any payment described in clause (B) above shall be calculated without duplication in respect of any prior such Price Adjustment and/or payment.

(x)                                 Counterparts.  This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to J.P. Morgan Securities LLC, 383 Madison Ave, New York, NY 10179, and by email to EDG_Notices@jpmorgan.com and EDG_NY_Corporate_Sales_Support@jpmorgan.com

Very truly yours,

J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association

By:	/s/ Tim Oeljeschlager
Authorized Signatory
Name:	Tim Oeljeschlager

Accepted and confirmed
as of the Trade Date:

AMAG Pharmaceuticals, Inc.

By:	/s/ William K. Heiden
Authorized Signatory
Name:	William K. Heiden, President and Chief Executive Officer